Exhibit 99.1

           ADVANCIS PHARMACEUTICAL ANNOUNCES STEPS TO REDUCE EXPENSES

     GERMANTOWN, Md., July 29 /PRNewswire-FirstCall/ -- Advancis Pharmaceutical Corporation (Nasdaq: AVNC), a pharmaceutical company focused on developing and commercializing novel anti-infective products, today announced that it has undertaken steps to lower expenses by reducing its current employee workforce by approximately one third and eliminating all nonessential temporary personnel. Factoring in recent resignations from employees who will not be replaced, the overall reduction in staff is approximately 38 percent.

     Advancis announced it has identified positions for reduction across all functional business areas and managerial levels, resulting in the elimination of 33 jobs. Following the reductions in these positions effected today, the Company has a total of 54 employees. Advancis believes these changes will result in a net annual spending reduction of approximately $4.1 million. The Company anticipates recording restructuring charges of approximately $3.3 million in the third quarter of 2005, resulting primarily from severance and other termination costs. As of June 30, 2005, Advancis had cash, cash equivalents, and marketable securities of approximately $40 million.

     "While we very much regret the decision we have had to make to reduce many talented Advancis staff members, we believe these actions are needed to strengthen Advancis' financial position and enhance our potential for long-term success," said Edward M. Rudnic, Ph.D., chairman, president and CEO of Advancis. "We will continue the evaluation of our recent clinical trial data and we expect to speak to the future of our Amoxicillin PULSYS program and our financial forecasts in more detail at our upcoming second quarter financial results conference call next week."

     Included in the workforce reductions are six Advancis corporate officers -- including Dr. Barry Hafkin, senior vice president and chief scientific officer; Joseph Rogus, senior vice president of technical operations; Dr. Colin Rowlings, senior vice president, pharmaceutical research and development; Dr. Donald Anderson, vice president of discovery; James Bruno, vice president, sales; and Dr. Robert Guttendorf, vice president, pharmacology and biopharmaceutics.

     "We greatly appreciate the contribution that each of our employees has made to Advancis and the dedication they have shown to their respective areas of responsibility. I am proud of each and every one of them and we wish them the best in their future endeavors. The team at Advancis looks forward to building upon their valuable work," stated Dr. Rudnic.

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     ABOUT ADVANCIS PHARMACEUTICAL:

     Advancis Pharmaceutical Corporation (Nasdaq: AVNC) is a pharmaceutical company focused on the development and commercialization of pulsatile drug products that fulfill substantial unmet medical needs in the treatment of infectious disease. The Company is developing a broad portfolio of anti-infective drugs based on its novel biological finding that bacteria exposed to antibiotics in frontloaded staccato bursts, or "pulses," are killed more efficiently and effectively than those under standard treatment regimens. Based on this finding, Advancis has developed a proprietary, once-a-day pulsatile delivery technology called PULSYS. By examining the resistance patterns of bacteria and applying its delivery technologies, Advancis has the potential to redefine infectious disease therapy and significantly improve drug efficacy, shorten length of therapy, and reduce drug resistance versus currently available antibacterial products. For more on Advancis, please visit http://www.advancispharm.com.

     This announcement contains forward-looking statements within the meaning of
     Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are based on Advancis' current expectations and assumptions. These statements are not guarantees of future performance and are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. The words, "believe," "expect," "intend," "anticipate," and variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward- looking. Statements in this announcement that are forward-looking include, but are not limited to, statements about the Company's future development plans, clinical trials, and financial results. The actual results realized by Advancis could differ materially from these forward-looking statements, depending in particular upon the risks and uncertainties described in the Company's filings with the Securities and Exchange Commission. These include, without limitation, risks and uncertainties relating to the Company's financial results and the ability of the Company to (1) reach profitability, (2) prove that the preliminary findings for its product candidates are valid, (3) receive required regulatory approvals, (4) successfully conduct clinical trials in a timely manner, (5) establish its competitive position for its products,
     (6) develop and commercialize products that are superior to existing or newly developed competitor products, (7) develop products without any defects, (8) have sufficient capital resources to fund its operations, (9) protect its intellectual property rights and patents, (10) implement its sales and marketing strategy, (11) successfully attract and retain collaborative partners, (12) implement its planned workforce reduction, and
     (13) retain its senior management and other personnel. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today's date. Advancis undertakes no obligation to update or revise the information in this announcement, whether as a result of new information, future events or circumstances or otherwise.

     SOURCE  Advancis Pharmaceutical Corporation
       -0-                             07/29/2005
       /CONTACT: Steve Shallcross, Senior Vice President & CFO, +1-301-944-6590, sshallcross@advancispharm.com, or Bob Bannon, Sr. Director, Investor Relations, +1-301-944-6710, rbannon@advancispharm.com, both of Advancis Pharmaceutical Corporation/
         /Web site:  http://www.advancispharm.com/
         (AVNC)